EXHIBIT 23(a)


                       Consent of Independent Accountants


We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Stanley Furniture Company, Inc. Executive Loan Plan of our report dated February 7, 1994, on our audits of the financial statements and financial statement schedules of Stanley Furniture Company, Inc. (the "Company") as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1993.


                                  Coopers & Lybrand L.L.P.

Richmond, Virginia
December 1, 1994